Exhibit 10.1

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of March 27, 2023, by and among Fieldpoint Private Securities, LLC (the “Company”), a Connecticut limited liability company and a wholly-owned subsidiary of Fieldpoint Private Bank & Trust, a Connecticut bank (the “Seller”), and Dominari Financial Inc., a Delaware corporation (hereinafter referred to as “Purchaser”). The Company, the Seller and Purchaser are collectively the “Parties.”

Recitals:

WHEREAS, the Parties entered into that certain Membership Interest Purchase Agreement, dated as of September 9, 2022, as amended by that certain First Amendment, dated as of December 16, 2022 (as amended, the “Original Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Agreement on the terms and conditions set forth herein;

WHEREAS, the execution and delivery of this Agreement will supersede the Original Agreement, which will, from and after the date of this Agreement, be void and of no effect;

WHEREAS, the Company is an investment adviser registered with the Securities and Exchange Commission (the “SEC”), and a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS the Company is a wholly-owned subsidiary of the Seller and as such the Seller owns 100% of the membership interests (“Company Membership Interests”) of the Company; and

WHEREAS, the Seller wishes to sell, and Purchaser wishes to purchase 100% of the Company Membership Interests in two phases pursuant to the terms and conditions set forth below (each phase, a “Transaction”, and together, the “Transactions”);

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants set forth herein, it is agreed as follows:

I. DEFINITIONS In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section I:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliates” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Allocation” shall have the meaning set forth in Section IV.l.i.

“Business” shall mean the business of a broker-dealer and registered investment adviser as operated by the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York, are authorized or obligated pursuant to applicable law or executive order to be closed.

“Closings” shall mean, collectively, the Initial Closing and the Second Closing.

“CMA” shall mean the Continuing Membership Application filed with FINRA in accordance with Rule 1017.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Membership Interests” shall have the meaning set forth in the Recitals.

“Dominari Holdings” shall mean Dominari Holdings, Inc., a Delaware corporation and the parent company of Purchaser, formerly known as Aikido Pharma Inc., as of the Initial Closing Date.

“Due Diligence” shall mean the investigatory efforts undertaken by a Party to audit or conduct a review to confirm facts or details of a matter under consideration before entering into a proposed transaction with another Party.

“Due Diligence Period” shall mean the earlier of (i) the Initial Closing Date or (ii) as agreed by the Parties up to thirty (30) days from the Effective Date during which the Parties have undertaken to perform their Due Diligence.

“Effective Date” shall mean the effective date of the Original Agreement, September 9, 2022.

“Estimated Transferred Equity” shall have the meaning set forth in Section IV.b.ii.(A).

“Final Transferred Equity” shall have the meaning set forth in Section IV.b.ii.(B).

“FINRA” shall have the meaning set forth in the Recitals.

“GAAP” shall mean the generally accepted accounting principles issued by the Financial Accounting Standards Board.

“Governmental Authorities” shall mean any court, board, agency, department, committee, commission, central bank, self-regulatory organization such as FINRA, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) now or hereafter in existence.

“Indebtedness” means (w) all past payables, bills, accrued liabilities, litigation, Liens, judgments, complaints, regulatory obligations, and/or any and all past obligations (x) any liabilities for borrowed money or amounts obligations evidenced by bonds, debentures, notes or other similar instruments, (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Business; and (z) the present value of any lease payments due under leases.

“Initial Closing” shall have the meaning set forth in Section II.b.

“Initial Closing Date” shall have the meaning set forth in Section II.d.

“Initial Closing Purchase Price” shall have the meaning set forth in Section II.a.

“Initial Closing Membership Interests” shall have the meaning set forth in Section II.a.

“Intellectual Property Rights” shall have the meaning set forth in Section III.a.x.

“Intended Tax Treatment” shall have the meaning set forth in Section IV.l.i.

“Knowledge” shall mean to the actual knowledge of the executive officers of the Seller and the Company after due inquiry.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Loss” shall have the meaning set forth in Section IV.d.i.

“Material Adverse Effect” means, with respect to a Person, a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects, operations or results of operations of the Person and its subsidiaries or business, taken as a whole, provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) as it relates to the Company only, changes, after the Effective Date, in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to financial services businesses but not uniquely relating to the Company, (b) as it relates to the Company only, changes, after the Effective Date, in GAAP, but not uniquely relating to the Company, (c) changes, after the Effective Date, in general economic or market conditions affecting financial services businesses generally in the United States, and (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or any earthquakes, hurricanes, epidemics, pandemics (including the COVID-19 pandemic), or other public health emergencies or other natural or man-made disasters, or other similar force majeure events in the United States or any other location where such Party has operations or sales after the Effective Date.

“Material Contract” shall have the meaning set forth in Section III.a.xvii.

“Membership Agreement” shall mean the Company’s current Membership Agreement with FINRA attached as Annex C.

“Name Change Date” shall have the meaning set forth in Section IV.h.

“New Advisor Revenue” means any revenue generated from the activities of new advisors of the Company who are referred to the Company by Purchaser or one of Purchaser’s affiliates between the Initial Closing and the Second Closing minus the amount of any onboarding, management and service costs, fees or expenses that are charged by the Company to Purchaser with respect to such new advisors and the new advisors’ activities.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post Closing Adjustment” shall have the meaning set forth in Section IV.b.ii.(C).

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section IV.d.i.

“Purchase Price” shall have the meaning set forth in Section II.a.

“Purchaser’s Counsel” means Ellenoff Grossman & Schole LLP.

“Review Period” shall have the meaning set forth in Section IV.b.ii.(D).

“Resolution Period” shall have the meaning set forth in Section IV.b.ii.(E).

“Rule 1017” shall mean the FINRA rule entitled Application For Approval Of Change In Ownership, Control, Or Business Operations requiring a member firm submit an application for approval when a change in ownership, control or a material change in business operations is anticipated.

“Rule 1017 Application” shall mean the CMA application filing required by FINRA Rule 1017.

“SEC” shall have the meaning set forth in the Recitals.

“Second Closing” shall have the meaning set forth in Section II.c.

“Second Closing Date” shall have the meaning set forth in Section II.d.

“Second Closing Purchase Price” shall have the meaning set forth in Section II.a.

“Second Closing Membership Interests” shall have the meaning set forth in Section II.a.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section IV.d.ii.

“Statement of Objections” shall have the meaning set forth in Section IV.b.ii.(E).

“Transactions” shall have the meaning set forth in the preamble to this Agreement.

“Transaction Documents” means this Agreement, and all exhibits and schedules thereto and hereto.

“Transferred Assets” has the meaning set forth in Section IV.b.i.

“Transferred Equity” means an amount equal to the amount of Transferred Assets minus (i) the Initial Closing Purchase Price and (ii) the total amount of Indebtedness set forth on Annex A.

II. STRUCTURE OF THE TRANSACTION

a. Purchase Price. The aggregate purchase price is $2,000,001 (“Purchase Price”) which shall be payable in consideration for the purchase of 100% of the Company Membership Interests from the Seller, with such Purchase Price structured in two phases as follows: (i) the initial purchase of 20% of the Company Membership Interests (the “Initial Closing Membership Interests”) for Two Million Dollars ($2,000,000) (the “Initial Closing Purchase Price”) and thereafter, (ii) the subsequent purchase of 80% of the Company Membership Interests (the “Second Closing Membership Interests”) for One Dollar ($1.00) (“Second Closing Purchase Price”), each subject to the conditions below.

b. Initial Closing. At the first closing (the “Initial Closing”) of the Transactions, Purchaser shall pay to the Seller the Initial Closing Purchase Price by direct bank wire to the Seller, and the Seller shall deliver to Purchaser the Initial Closing Membership Interests.

c. Second Closing. At the second closing (the “Second Closing”) of the Transactions, Purchaser shall pay to the Seller the Second Closing Purchase Price by direct bank wire to the Seller, and the Seller shall deliver to Purchaser the Second Closing Membership Interests.

d. Closings & Place. The Initial Closing shall occur on the first Business Day thirty (30) days after the Effective Date or such other date mutually agreed to by the Parties (the “Initial Closing Date”) and the Second Closing shall occur within five (5) Business Days of the receipt of FINRA approval of the Rule 1017 Application or such other date as mutually agreed to by the Parties, including prior to FINRA approval in accordance with FINRA Rule 1017(c)(1) (the “Second Closing Date”). Each Closing shall take place at the office of Purchaser’s Counsel, Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, or at such other place as the Parties hereto may agree upon, including remotely by exchange of documents and signatures (or their electronic counterparts).

e. Deliveries. On the Initial Closing Date and Second Closing Date the Seller shall deliver to Purchaser the certificates (if any) representing the Initial Closing Membership Interests and the Second Closing Membership Interests, respectively, free and clear of all Liens, duly endorsed (or accompanied by duly executed assignments) and transfer the Initial Closing Membership Interests and the Second Closing Membership Interests, respectively, registered in Purchaser’s name and address. The Seller shall immediately after each such transfer cancel Seller’s transferred Company Membership Interests on the books of the Company.

f. Closing Conditions.

i. Company and Seller Conditions. The obligations of the Company and the Seller hereunder in connection with the Initial Closing or the Second Closing are subject to the following conditions being met:

1. the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the applicable Closing Date of the representations and warranties of Purchaser contained herein (unless made as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of such date);

2. all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the applicable Closing Date shall have been performed;

3. the delivery by Purchaser of the items required pursuant to this Agreement; and

4. as to the Second Closing, to the extent the Estimated Transferred Equity is a positive number, the Purchaser will have paid to Seller funds equal to the Estimated Transferred Equity as determined according to Section IV.b.ii.(A).

ii. Purchaser Conditions. The obligations of Purchaser hereunder in connection with the Initial Closing and Second Closing are subject to the following conditions being met:

1. the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the applicable Closing of the representations and warranties of the Company and the Seller contained herein (unless made as of a specific date therein in which case they shall be accurate in all material respects or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date);

2. all obligations, covenants and agreements of the Company and the Seller required to be performed at or prior to the applicable Closing shall have been performed;

3. the delivery by the Company of the items required pursuant to this Agreement;

4. there shall have been no Material Adverse Effect with respect to the Company;

5. as to the Initial Closing, the Company shall have notified FINRA of the forthcoming Rule 1017 Application and timing thereof;

6. as to the Second Closing,

A.	to the extent the Estimated Transferred Equity is a negative number, the Seller will have paid to Purchaser funds equal to the positive equivalent of the Estimated Transferred Equity as determined according to Section IV.b.ii.(A); and

B.	the Company shall have obtained the approval by FINRA of the Rule 1017 Application or pursuant to FINRA Rule 1017(c)(1), the Parties shall have agreed to effect a change in ownership and control of the Company prior to the receipt of final FINRA approval and

7. from the Effective Date to the applicable Closing Date, a banking moratorium shall not have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Purchaser, makes it impracticable or inadvisable to purchase consummate the transactions contemplated hereunder.

III. REPRESENTATIONS AND WARRANTIES

a. By the Company. The Company hereby makes the following representations and warranties to Purchaser:

i. Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut; has all requisite limited liability company power and authority to own and operate its properties and to carry on Business as now being conducted or as conducted in the past and is qualified to do business, and is in good standing as a foreign entity in each state or other jurisdiction in which the nature of its properties, assets or Business requires such qualification and in which the failure to so qualify could have a Material Adverse Effect. The Company is not in violation or default of any of the provisions of its certificate of formation, operating agreement, or other organizational or charter documents in any material respects.

ii. Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the Transaction contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the Transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or the Company’s members in connection herewith or therewith other than in connection with the required approvals as set forth in this Agreement. This Agreement and each other Transaction Document to which it is a Party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

iii. Liabilities. On the Second Closing date, except with respect to liabilities from activities related to the new advisors referred to the Company by the Purchaser, Liens for taxes not yet due and payable and other than the Indebtedness set forth on Annex A attached hereto, the Company will have no debts, liabilities or Liens of any nature or kind. The Company will file all tax returns, FOCUS Reports and other business assessments and reports that it is required to file for periods ending prior to the Second Closing Date and has paid any tax due on such tax returns. This representation shall survive the Second Closing for the period set forth in Section VI.a.

iv. Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to SEC or FINRA Rules including FINRA Rule 1017, (ii) such filings as are required to be made under applicable state securities laws and (iii) such consents and notices required by the Material Contracts listed in Schedule III.a.xvii.

v. Registrations. As of the Second Closing date the Company is duly licensed as a registered investment adviser with the SEC and as a broker/dealer with (i) the SEC, (ii) FINRA, (iii) in all 50 state(s), and other jurisdictions identified in its Form BD and (iv) with the Securities Investor Protection Corp. (“SIPC”). The Company has all material permits, licenses and authorizations required by any government authority or agency or self-regulatory organization (“SRO”) for the conduct of its current Business. It is registered or qualified with each jurisdiction which requires registration or qualification by the Company in connection with its Business. It is a member in good standing of the FINRA and SIPC and is currently fully registered to conduct securities business for at least the entire years 2022 and 2023 in all 50 states and the District of Columbia, and has complied in all material respects with such regulatory bodies and any other industry, governmental or SRO required by law for the conduct of its present business. A list of all letters and other communications and correspondence from any regulatory bodies, including FINRA, SIPC and the SEC received by the Company in the last three (3) years is set forth on Schedule III.a.v. and have been provided to Purchaser.

vi. Litigation. The Company is not (a) subject to any pending injunctions, judgments, orders, decrees, rulings, or charges or (b) currently and was not during the past five (5) years, a party to any action, claim suit, proceeding, hearing, of, in or before any court, arbitral panel, or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or SRO except as set forth on Schedule III.a.vi. To the Company’s Knowledge, there is no threatened action, suit, proceeding, hearing or investigation, judgment, order, decree or ruling involving the Company or, to the Company’s knowledge, any current or former director or officer of the Company.

vii. Compliance with Law. The Company is in material compliance with applicable laws and the rules and regulations of the regulatory agencies and SROs having jurisdiction over it, and is not in material violation of any statute, rule, ordinance or regulation of any governmental authority, including, without limitation, all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

viii. Labor Issues. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.

ix. Title to Assets. The Company has good and marketable title in all personal property owned by it that is material to the Business of the Company, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company are held by them under valid, subsisting, and enforceable leases with which the Company and the subsidiaries are in material compliance.

x. Intellectual Property. Attached hereto as Schedule III.a.x is a list of every material right in intellectual property of which the Company is an owner or a party to as of the Second Closing. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with the Business described in the FINRA or SEC filings and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated, or been abandoned, or is expected to expire or terminate or be abandoned. The Company has not received, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

xi. Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the Business. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. As of the Initial Closing Date, the Company has combined D&O and Securities Broker Dealer Liability insurance coverage of $5 million.

xii. Broker Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by the Transaction Documents. Purchaser shall have no obligation with respect to any other fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section III.a.xii that may be due in connection with the transactions contemplated by the Transaction Documents.

xiii. Disclosure. The Company has made available and provided access to Purchaser of all the information reasonably available to the Company that Purchaser has requested for deciding whether to acquire the Company Membership Interests. No certificate furnished or to be furnished to Purchaser at the Closing contains, to the Company’s knowledge, any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Any plan, proposal or strategy presented to Purchaser, including projections, was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in such business plan, proposal, or strategy. It is understood that this representation is qualified by the fact that the Company has not delivered to Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

xiv. Foreign Corrupt Practices Act (“FCPA”). The Company has not, nor to the Knowledge of the Company, has any agent or other person acting on behalf of the Company, (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity in violation of the FCPA, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds in violation of the FCPA, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

xv. Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to Purchasers’ purchase of the Company Membership Interests. The Company further represents to Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the Transactions contemplated hereby by the Company and its representatives.

xvi. Financial Statements. The audited income statements, balance sheets and statements of operations and notes to such financial statements for the twelve months ended December 31, 2022, 2021, 2020 and 2019 (together, the “Financial Statements”) of the Company are filed with the SEC on Form X-17A-5 and have been made available to Purchaser. The Financial Statements and notes referred to above present fairly in all material respects the financial position and results of operations of the Company for the respective periods therein set forth, in each case in accordance with GAAP and the rules and regulations of the SEC.

xvii. Contracts. Attached hereto as Schedule III.a.xvii is a list of every material contract to which the Company is a party as of the Second Closing (the “Material Contracts”). The Seller has caused the Company to provide Purchaser with a correct and complete copies of all such Material Contracts. Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company and each other party thereto in accordance with its terms. The Company has duly performed all of its obligations under each Material Contract to the extent that such obligations have accrued. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) on the part of the Company or, to the Company’s Knowledge, any other party thereto under any Material Contract. Each Material Contract has been performed by the Company in accordance with its terms and applicable law in all material respects. Purchaser agrees to assume Company’s obligations in all Material Contracts set forth in Schedule III.a.xvii.

xviii. Capitalization. All outstanding Company Membership Interests are held entirely by the Seller and there is no other equity of the Company. There are no other holders in any class nor other Persons with any ownership interest or claim thereto in any capital interest of the Company. The Company represents that no capital interest has been or will be issued by the Company without Purchaser’s prior approval and written consent after the execution of this Agreement, except pursuant to the requirements of this Agreement. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any capital interest of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue any capital interests.

b. By Purchaser

i. Organization; Authority. Purchaser is corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of Purchaser. Each Transaction Document to which it is a party, when executed and delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

ii. Purchase for Own Account. Purchaser is acquiring the Company Membership Interests as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such the Company Membership Interests (this representation and warranty not limiting such Purchaser’s right to sell the Company Membership Interests pursuant to and effective registration statement or otherwise in compliance with applicable federal and state securities laws). Purchaser understands that the Company Membership Interests are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring such the Company Membership Interests as principal for its own account and not with a view to or for distributing or reselling such the Company Membership Interests or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such the Company Membership Interests in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such the Company Membership Interests in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell such the Company Membership Interests pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws).

iii. Purchaser’s Status. At the time Purchaser was offered the Company Membership Interests, it was, and as of the date hereof it is an “accredited investor” as defined in Regulation D, Rules 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) promulgated under the Securities Act.

iv. Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Company Membership Interests, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Company Membership Interests and, at the present time, is able to afford a complete loss of such investment.

v. Access to Information. Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s SEC reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Company Membership Interests and the merits and risks of investing in the Company Membership Interests; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

vi. Confidentiality. Other than to the other Party to this Agreement or to Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, Purchaser has maintained the confidentiality of all disclosures made to it in connection with the Transactions (including the existence and terms of the Transactions).

vii. No General Solicitation. Purchaser is not purchasing the Company Membership Interests as a result of any advertisement, article, notice or other communication regarding the Company Membership Interests published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

c. By the Seller

i. Authority. The Seller has full right, or similar power and authority to enter and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents to which Seller is a party and the performance by Seller of the transactions contemplated by the Transaction Documents have been duly authorized on the part of Seller. Each Transaction Document to which it is a party has been duly executed by Seller, and when delivered by Seller in accordance with the terms hereof, will constitute the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

ii. Title to Company Membership Interests; No Liens or Encumbrances. Seller is the owner of 100% of the Company Membership Interests (and there are no other outstanding equity interests of the Company), and the Seller has good, valid, and marketable title to its Company Membership Interests, free and clear of all mortgages, Liens, pledges, security interests, charges, claims and other encumbrances and defects of title of any nature whatsoever. No person has any right or other claim against any Seller for any commission, fee or other compensation as a finder or broker in connection with the Transaction contemplated by this Agreement.

iii. Confidentiality. Other than to the other Party to this Agreement or to the Seller’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, Seller has maintained the confidentiality of all disclosures made to it in connection with the Transactions (including the existence and terms of the Transactions).

IV. COVENANTS AND AGREEMENTS OF THE PARTIES

a. Indebtedness. At the Second Closing Date, other than the Indebtedness set forth on Annex A attached hereto, the Company shall have satisfied all outstanding Indebtedness.

b. Transferred Assets; Transferred Equity.

i.	Immediately following the execution of this Agreement and before the Second Closing Date, the Parties shall verify all of the Seller’s Company-related cash assets as maintained at the Company’s clearing firm or elsewhere, including all cash and cash equivalents, deposits including deposits for the Company’s net capital cash requirements with respect to the Company’s FINRA account, deposits and securities with its clearing brokers, leasing deposits, escrow deposits, and similar arrangements, any present Company tax credit or rights to tax refunds for periods prior to the Second Closing Date as of immediately prior to the Second Closing Date. The foregoing assets, together with any “assets” on the balance sheet of the Company as of the Second Closing Date, and not including any assets from the New Advisor Revenue, collectively, the “Transferred Assets”.

ii.	Transferred Equity.

(A)	Three (3) days prior to the Second Closing Date, the Seller shall deliver to the Purchaser an estimation of the Company’s Transferred Equity as of the Second Closing Date (“Estimated Transferred Equity”).

(B)	Within thirty (30) days following the Second Closing Date, the Purchaser shall deliver to the Seller a final calculation of the Company’s Transferred Equity as of the Second Closing Date (“Final Transferred Equity”).

(C)	The “Post Closing Adjustment” shall be an amount equal to the Final Transferred Equity (after resolution of any Statement of Objections or Disputed Amounts (each as hereinafter defined)) minus the Estimated Transferred Equity.

(D)	After receipt of the Final Transferred Equity, the Seller shall have twenty (20) days (the “Review Period”) to the review Final Transferred Equity calculation. During the Review Period the Seller’s and the Seller’s accountants shall have full access to the books and records of the Company, the personnel and the work papers prepared by Purchaser and Purchaser’s accountants and the Company’s historical financial information relating to the Final Transferred Equity calculation as the Seller may reasonably request for the purpose of reviewing the Final Transferred Equity calculation and to prepare the Seller’s Statement of Objections, provided, that such access shall be in a manner to that does not interfere with the normal business operation of the Company.

(E)	On or prior to the last day of the Review Period, the Seller may object to the Final Transferred Equity calculation by delivering to Purchaser a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreements therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Transferred Equity calculation and the Post-Closing Adjustment, as the case may be, shall be deemed to have been accepted by the Seller. If the Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and the Seller shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Final Transferred Equity with such changes as may have been previously agreed in writing by Purchaser and the Seller, shall be final and binding.

(F)	If the Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than the Seller’s accountants or Purchaser’s accountants or an accounting firm with any prior business relationship with either Party for the prior two (2) years (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Final Transferred Equity. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Transferred Equity and the Statement of Objections, respectively.

(G)	The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or Purchaser, respectively, bears to the aggregate amount actually contested by the Seller and Purchaser.

(H)	The Purchaser and the Seller shall request that the Independent Accountant make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Transferred Equity and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(I)	Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (1) be due (x) within five (5) Business Days of acceptance of the applicable Final Transferred Equity or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (2) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or the Seller, as the case may be.

c. No Liens on Company Membership Interests. After the Effective Date, unless Purchaser consents in writing, each of the Company and the Seller shall not incur any Liens on the Company Membership Interests that the Seller (and their permitted assigns) holds after the Initial Closing, other than Liens for taxes not yet due and payable.

d. Indemnification:

i.	By Seller. The Seller shall indemnify and hold harmless Purchaser, Dominari Holdings and the Company after the Second Closing, and their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) (each a, “Purchaser Indemnified Party”) with respect to all losses, claims, Actions, Orders, liabilities, damages (including consequential damages), taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Purchaser Indemnified Party resulting from or arising by reason of (v) any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Purchaser hereto in connection with or pursuant to this Agreement (w) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement, (x) any past or present Indebtedness of the Company incurred prior to the execution of this Agreement other than Indebtedness set forth on Annex A attached hereto, (y) any Action or regulatory examination relating to the operation of the Business as conducted prior to the Second Closing and (z) any Action, including any counterclaims, arising from or in connection with the Seller’s efforts to recover upon any debt, note or loan agreement with any past and/or present employee of the Company, including but not limited to, the arbitrations listed on Schedule III.a.vi.

ii.	By Purchaser. Purchaser shall indemnify and hold harmless the Seller and the Company and their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) (each a, “Seller Indemnified Party”) with respect to all Losses suffered or incurred by, or imposed upon, the Seller or the Company resulting from or arising by reason of (w) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement, (x) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement or (y) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

iii.	A Party shall exercise its rights to indemnification pursuant to this Section IV.d by providing written notice in accordance with Section V. Any claim by an indemnified Party for indemnification under this Section IV.d for which notice has been properly given within the time period set forth in Section VI.a shall survive with respect to such claim until the final disposition thereof.

e. Ordinary Course of Business. Following the execution and delivery of this Agreement, the Seller will continue to operate the Company in the ordinary course of Business as it customarily had been operating preceding this Agreement, i.e., as a registered broker-dealer of a FINRA broker/dealer with capital not less than the amount necessary to meet the minimum net capital requirement pursuant to the Company’s current Membership Agreement, until the earlier of the Second Closing or FINRA approval whichever occurs first. Following the earlier of FINRA approval or the Second Closing, the Purchaser shall be responsible for maintaining the minimum net capital requirement pursuant to the Company’s Membership Agreement and the applicable FINRA rules.

f. Regulatory Matters.

i.	Best Efforts. Upon execution and delivery of this Agreement, the Parties shall exercise their best efforts to expeditiously obtain FINRA approval.

ii.	CMA. Within twenty (20) Business Days following the Initial Closing, the Parties shall give written notice to FINRA in the form of a CMA of the proposed change in ownership of more than 25% of the Company as set forth in this Agreement. The CMA will be written by Seller, reviewed and approved by Purchaser and Company and submitted to FINRA by the Company. Purchaser and Seller, with the assistance of Company, will take all reasonable and necessary actions to prepare all necessary documentation in connection with the CMA including a copy of this Agreement, if so required, a description of the Transactions; a proposed amended Form B/D, indicating the proposed change in ownership and control of Company and listing the new officers and directors, including specifically appropriate disclosure of the resignation of the present licensed persons from association with Company; a proposed organizational chart, proposed written supervisory procedures, a business plan, as well as such biographical, regulatory and financial documentation as may be required in accordance with Rule 1017 of the FINRA rules.

iii.	Costs. All costs and expenses associated with the preparation, filing and processing of the CMA will be borne by the Purchaser.

g. Books and Records of Accounts. Immediately prior to or simultaneous with the Second Closing, Seller and Company will zero out all credits and debits of all Company accounts and invoices and, to the extent requested in writing by the Purchaser at least ten (10) days prior to the Second Closing, transfer such Company accounts into the name of Purchaser or its designee effective as of the Second Closing Date and assign any contracts associated with the running and management of the Company that are in the Seller’s name to the Purchaser or its designee, effective as of the Second Closing Date; provided, that the completion of such transfers and assignments shall not be a condition of either Closing.

h. Change of Company Name. Effective within fifteen (15) days of the Second Closing Date (the “Name Change Date”), the Company will amend its name to such name as determined in the Purchaser’s discretion, provided, that such amended name will not contain the word “Fieldpoint” or any similar word that may be associated with Seller or any of its Affiliates. Purchaser further agrees that for each day following the Name Change Date that the Company’s name change is not effective, Purchaser shall pay Seller Seventy-Five Thousand Dollars ($75,000) per day by direct bank wire to the Seller; provided, however, that such payment shall not be required for any period after Purchaser has in good faith taken all commercially reasonable actions necessary to effect the name change and the delay in finalizing the name change is due to regulatory review by FINRA.

i. Departing Advisors. Following the Initial Closing, the Company will assist the departing advisors listed in Annex B hereof (which may be amended unilaterally by the Seller or Company following execution of this Agreement at any time prior to the Second Closing Date) by providing reasonable support services and reassigning the contracts listed in Annex B to the departing advisors and such other services determined necessary in the Company’s discretion to ensure the orderly transition of such departing advisors’ business, including without limitation, assisting in the transfer of any accounts with Pershing LLC that are under the departing advisors’ management.

j. Cooperation. For each of the material tasks identified in this Agreement the Parties agree to cooperate with each other in good faith to achieve the intended result. Purchaser and Seller shall also cooperate with each other as reasonably requested in connection with filing any tax return, determining a liability for taxes, or participating in any audit or other proceeding in respect of taxes of the Company.

k. Media Coverage. Notwithstanding the foregoing, the Parties agree that other than in connection with any required regulatory notice or filing arising from this Agreement or the Transactions, neither Party will issue any press release, whether joint or individual, concerning this Agreement, the Transactions or anything related thereto. The Parties further agree that they will not seek to obtain media coverage in relation to this Agreement, the Transactions or anything related thereto.

l. Tax Matters.

i. The Parties acknowledge and agree that for federal (and applicable state and local) income tax purposes (i) the Initial Closing Purchase Price shall be treated as a good faith deposit with respect to Purchaser’s acquisition of the Company, (ii) the Initial Closing Membership Interests (A) are transferred in title only and do not constitute beneficial ownership in the Company, (B) do not entitle Purchaser to any rights or powers of a member of the Company (including any voting rights), and (C) do not entitle Purchaser to share in profits and losses, receive distributions, or receive allocations of income, gain, loss, deduction or credit of the Company, and (iii) the transfer of Company Membership Interests at the Second Closing shall be treated as a transfer of 100% of the beneficial ownership of the Company from Seller to Purchaser, which is treated as a taxable acquisition of assets by Purchaser (collectively, the “Intended Tax Treatment”). Purchaser and Seller shall allocate the Purchase Price (and the amount of assumed liabilities to the extent required by applicable law) among the assets of the Company for tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Seller shall provide a copy of the Allocation to Purchaser after the Second Closing. Except as otherwise required by law, the Purchaser, Seller, and the Company (x) will not take a position on any tax return or in any legal proceeding inconsistent with the Intended Tax Treatment and the Allocation, and (y) shall file all tax returns and forms consistent with the Intended Tax Treatment and the Allocation.

ii. All transfer, documentary, sales, use, stamp, registration, real property transfer, recording, stock transfer and other similar taxes and fees (including any penalties and interest), if any, which may be payable with respect to the transaction contemplated by this Agreement shall be borne and paid by Purchaser when due. Subject to the foregoing sentence, Purchaser shall file all necessary tax returns and other documentation with respect thereto. Seller will continue to operate the Company in the ordinary course of Business as it customarily had been operating preceding this Agreement, i.e., as a registered broker-dealer and investment adviser, and non-transaction related items in the previous sentence attributable to those operations shall be borne by Company and Seller until the Second Closing.

iii. The Parties hereby waive compliance with all bulk sales and similar laws (including similar tax laws).

m.. Legacy Company Advisors. The Purchaser acknowledges and agrees that following the Second Closing, the Company will maintain, at minimum, the annual debt service bonus payments to any advisors that remain with the Company following the Second Closing in accordance with the terms of the respective debt service agreements as provided to the Purchaser pursuant to Section II.a.xvii and listed on Schedule II.a.xvii.

V. NOTICES

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered email attachment at the email address as set forth below at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth below on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on their respective Parties signature page hereto.

VI. MISCELLANEOUS.

a. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Parties contained in Section III shall not be extinguished by the Closings but shall survive the Second Closing for twelve (12) months following the Second Closing Date. Except for covenants that are expressly to be performed after the Closing, none of the covenants contained herein shall survive beyond the Second Closing.

b. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard for the provisions thereof regarding choice of law that would apply the law of a different jurisdiction, the rules of any applicable self-regulatory agency and the SEC. Any disputes, controversies or claims arising out of or relating to this Agreement or breach thereof, shall be referred to FINRA arbitration sitting in New York, New York and to be heard in a forum of FINRA arbitrators in accordance with FINRA’s arbitration rules, and the laws of the State of New York. Any award issued by the FINRA shall be final and binding, and judgment upon the award rendered may be entered in any court having jurisdiction. Neither Party may seek punitive damages. The Parties expressly waive resort to any judicial or other mechanism for the enforcement of any rights and remedies under this Agreement, except to the extent that judicial relief may be sought to compel a Party to this Agreement to abide by the exclusive means of dispute resolution set forth herein. Each Party shall be liable for their own costs and expenses related to the arbitration, including attorneys’ fees.

c.  Entire Agreement. The Transaction Documents, together with the exhibits, annexes and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits, annexes and schedules.

d. Termination. This Agreement may be terminated as follows provided, however, that no such termination will affect the right of any Party to sue for any breach by any other Party (or Parties) and the provisions of Section VI.d.2 and VI.d.3 shall survive such termination:

1.	By mutual written consent of the Parties.

2.	By Purchaser:

i.	At any time prior to the end of the Due Diligence Period by written notice to the Seller and the Company;

ii.	At any time after the Initial Closing and prior to the Second Closing, if:

A.	there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) on the part of Seller or the Company set forth in this Agreement or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Second Closing Date, the failure of the conditions set forth in Section II.f, provided, that the right to terminate this Agreement under this Section IV.d.2.ii.A will not be available to the Purchaser if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other agreement contemplated hereby. If the Purchaser desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section VI.d.2.ii.A, then Purchaser must notify Seller and the Company in writing of its intent to terminate stating the reason therefor. Seller or the Company, as applicable, will have twenty (20) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured; or

B.	FINRA has denied the Rule 1017 Application in a final non-appealable judgment.

If the Agreement is terminated pursuant Section VI.d.2.ii, Seller shall pay to Purchaser an amount equal to Two Million Dollars ($2,000,000) by direct bank wire to the Purchaser, and the Purchaser shall deliver to the Seller the Initial Closing Membership Interests.

3. By the Seller:

i.	At any time prior to the end of the Due Diligence Period by written notice to Purchaser;

ii.	At any time after the Initial Closing and prior to the Second Closing, if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) on the part of Purchaser set forth in this Agreement or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Second Closing Date, the failure of the conditions set forth in Section II.f, provided, that the right to terminate this Agreement under this Section IV.d.3.ii will not be available to the Seller and the Company if either Seller or the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other agreement contemplated hereby. If the Seller and the Company desire to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section VI.d.3.ii, then the Seller and the Company must notify Purchaser in writing of their intent to terminate stating the reason therefor. Purchaser will have twenty (20) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured.

If the Agreement is terminated pursuant Section VI.d.3.ii Seller shall pay to Purchaser an amount equal to One Dollar ($1.00) by direct bank wire to the Purchaser, and the Purchaser shall deliver to the Seller the Initial Closing Membership Interests.

e. Fees & Expenses. Except as otherwise provided herein, each Party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

f. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Parties hereto, or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought.

g. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

h. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither of the Parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties to this Agreement.

i. Dominari Holdings a Third-Party Beneficiary. Dominari Holdings shall be a third-party beneficiary of the representations, warranties and covenants of the Company and the Seller hereunder as if a Party to this Agreement. Other than Dominari Holdings as aforementioned, this agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person (other than Dominari Holdings).

j. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

k. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser, the Company, and the Seller will be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

l. Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.

m. Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each Party may become aware of and/or in possession of confidential, non-public information of the other Party. Except as necessary in this Agreement’s performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated Persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. The Parties acknowledge that regulatory record-keeping requirements, as well as securities and banking industry best practices, require the Parties to file appropriate reports to such regulatory agencies and to maintain copies of practically all data, including communications, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this Section VI.m.

n. Further Assurances. Each of the Parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions contemplated hereby.

o. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the undersigned have caused this Amended and Restated Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first written above.

SELLER:	Address for Notice:
One Greenwich Plaza
Suite A, Second Floor
Fieldpoint Private Bank & Trust	Greenwich, Connecticut 06830

By:			Email:
	Name:	H. Russell Holland	rholland@fieldpointprivate.com
	Title:	President & Chief Executive Officer

COMPANY:	Address for Notice:
One Greenwich Plaza
Suite A, Second Floor
FIELDPOINT PRIVATE SECURITIES, LLC	Greenwich, Connecticut 06830

By:			E-mail:
	Name:	Scott I. Noah	snoah@fieldpointprivate.com
	Title:	President

With a copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street NE, Suite #3000

Atlanta, Georgia 30308

Attn: James Stevens

e-mail: james.stevens@troutman.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGE TO AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT]

PURCHASER:

DOMINARI FINANCIAL INC.	Address for Notice:
725 Fifth Avenue
New York, New York 10022
E-mail: caldavero@dominarifinancial.com

By:
	Name:	Carlos Aldavero
	Title:	President

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

e-mail:rcharron@egsllp.com; swilliams@egsllp.com

ANNEX A

Indebtedness

Accrued liabilities incurred in the Company’s ordinary course of business remain outstanding as of the Second Closing Date.

ANNEX B

Departing Advisors

1.	Greg Reidy.

2.	Dara Johnson.

3.	Joe Fernandez.

4.	Christina Hudson.

5.	David Jonker.

Contracts to be assigned to departing advisors:

1.	Software as a Service Agreement, by and between the Company and Arch Labs, dated as of July 28, 2022.

2.	Subscription Agreement, by and between Pitchbook Data, Inc. and the Company, dated as of December 31, 2021.

3.	HFR Hedge Fund Database License Agreement, by and between the Company and eVestment Alliance, LLC, dated as of December 14, 2018.

ANNEX C

Membership Agreement

[Attached]